Exhibit 10.7
AGREEMENT

    This Agreement (the “Agreement”), effective on the 16th day of November 2024, is entered into by and between Matthew J. Smith (the “Service Provider”), and Stronghold Digital Mining, Inc. and/or its affiliates (“Stronghold”).

WITNESSETH:

WHEREAS, Stronghold desires to obtain certain services of the Service Provider for Stronghold and the Service Provider desires to provide Stronghold with such services;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Service Provider and Stronghold hereby agree as follows:

1.Independent Contractor. The Service Provider provides its services under the terms of this Agreement as an independent contractor in accordance with all applicable laws and regulations and shall in no event act as an agent or employee of Stronghold, unless instructed otherwise in writing by Stronghold. The Service Provider understands that it has no authority to make any commitments which are binding upon Stronghold and agrees that it will act only at Stronghold’s directions and that Stronghold will have all decision-making authority with respect to all matters concerning the services to be provided under this Agreement. The Service Provider shall retain the right to perform services to other clients so long as these services do not directly or indirectly conflict with the services provided hereunder. Stronghold shall not be responsible for payment of Service Provider’s benefits, insurance, taxes, workers' compensation, unemployment insurance or any other employee benefits, but such responsibility shall be that of Service Provider. Furthermore, Service Provider shall be fully responsible for withholding any and all federal, state or local income and employment taxes in connection with compensation hereunder.

2.Duties of the Service Provider. The Service Provider shall, to the extent requested by Stronghold in writing, consult with Stronghold on the matters outlined on Exhibit A.

3.Certain Covenants. The Service Provider hereby agrees that during the term of this Agreement (and for one year thereafter) the Service Provider will not (and will cause its agents, if Stronghold has authorized such agents, not to) directly or indirectly:

a.disclose to any person or entity any confidential and/or proprietary information concerning or obtained from Stronghold or developed or obtained by the Service Provider in connection with its services hereunder (unless disclosure is compelled by judicial process);

b.except as required by law or compelled by judicial process, take any action to, or encourage any other entity or governmental or regulatory agency to (i) interfere with Stronghold’s relationships with any of its customers, employees or suppliers, or increase the regulatory burdens on Stronghold or (ii) encourage any governmental or regulatory agency to pursue any claim or cause of action against Stronghold or any of its affiliates; and

c.retain after termination any confidential and/or proprietary information concerning or obtained from Stronghold or developed or obtained by the Service Provider in connection with its services hereunder.

The Service Provider shall, at all times, abide by all laws of the United States of America and all laws of the country or countries in which the Service Provider is performing its functions hereunder.

4.Compensation for Services of the Service Provider. As compensation for services provided under this Agreement, Stronghold shall pay the Service Provider as follows:

a.The greater of:

i.An amount equal to $400 per hour (the “Hourly Rate”) multiplied by the number of hours of services performed by Service Provider on behalf of Stronghold in a month. Any fractional parts of an hour shall be payable on a pro-rated basis. Service Provider shall submit an invoice to Stronghold for services rendered on a monthly basis including substantiation for hours worked and a written description of the services provided for each hour worked.

ii.$8,000 per month, equivalent to an estimated 20 hours per month of services performed at the Hourly Rate.

b.In addition to the compensation set forth in section 4.a Stronghold shall reimburse the Service Provider for reasonable out-of-pocket expenses, upon provision of reasonable documentation. Such reimbursement to be paid no later than thirty (30) days following the request by the Service Provider for such reimbursement, accompanied by such documentation including, without limitation and as appropriate, reasonable costs of lodging, meals, travel and other incidental expenses such as facsimile transmission, long distance telephone and reproduction expenses. All expenses over $150.00 per item shall be subject to pre-approval by Stronghold.

c. Compensation shall be due within ten (10) business days of invoice receipt.

5.    Term and Termination. This Agreement is made and entered into on the date first written above. This Agreement shall have a term of three (3) months. Either party, upon five (5) days prior written notice to the non-terminating party, may terminate this Agreement at any time and for any reason or upon the completion of the services under this Agreement.

6.    Right to Property. All materials prepared or developed by the Service Provider in connection with its performance of services hereunder, including, without limitation, calculations, data, documentation, maps, models, notes, reports, samples and sketches shall become the property of Stronghold, whether or not delivered to Stronghold and shall be delivered to Stronghold upon request and, in any event, upon the termination of this Agreement.

8.    Limitation of Liability and Indemnification. Stronghold agrees that the Service Provider’s liability hereunder for damages, regardless of the form of action, shall not exceed the total amount paid for services under this Agreement. This shall be Stronghold’s exclusive remedy at law (Stronghold may obtain all remedies available in equity). Stronghold will indemnify and hold harmless the Service Provider against any and all claims, damages, liabilities or losses (“Losses”) arising out of or relating to this Agreement (including any services provided the Service Provider hereunder). Either party may bring arising out of service under this Agreement no action, regardless of form, more than two years after the cause or action has occurred.

9.Representations. Service Provider represents and warrants that it has the expertise, experience and familiarity with the subject matter necessary to perform the services outlined herein, and that its services rendered hereunder shall be of the highest professional standard and conform to Stronghold’s specifications.

10.Invoices. The Service Provider shall invoice Stronghold at the address set forth in Section 11(c) for its services as of the last business day of each month (or at such later time that the Service Provider may elect), which invoice shall describe the services performed. Stronghold shall remit payment within ten (10) business days of receipt of the Service Provider’s invoice.

11.Miscellaneous.

a.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor of Stronghold and any such successor shall be deemed substituted for Stronghold under the terms of this Agreement. The Service Provider, without Stronghold’s consent, may not otherwise assign this Agreement.

b.Form W-9. The Service Provider must complete Form W-9, a copy of which is attached hereto as Exhibit B, prior to rendering the initial invoice for payment.

c.Notices. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered by facsimile, in person or when mailed by certified mail or courier (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

i.If to Stronghold, to:

2124 Penn Avenue
Pittsburgh, PA
15222
Attention:    Chelsey Hartman

ii.If to the Service Provider:

Matthew J. Smith
102 Hoodridge Drive
Pittsburgh, PA
15228

d.Controlling Law and Performance. The execution, validity, interpretation and performance of this Agreement shall be governed by the laws of the state of New York and, to the extent permitted by applicable law, the party’s hereto agree that any litigation concerning this Agreement will be brought only in a court having its sites in the state of New York.

e.Amendments; Changes; Modifications. No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by the Service Provider and Stronghold.

f.Entire Agreement. This Agreement comprises the full and complete agreement of the Service Provider and Stronghold with respect to the Service Provider’s provision of services as an independent contractor and supersedes and cancels all prior communications, understandings and agreements between the Service Provider and Stronghold concerning such independent contractor arrangement. For the avoidance of doubt, nothing herein shall affect any other agreements that presently exist between the parties, including but not limited to that certain Offer Letter dated as of April 13, 2022, as amended by an Employment Retention and Continuation Agreement dated as of March 15, 2023, and an Employment Retention and Continuation Agreement dated as of January 23, 2024, all of which shall remain in full force and effect.

g.Severability. If any provisions of this Agreement shall held to be illegal, inconsistent, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

h.Multiple Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which shall constitute one and the same instrument. This Agreement shall not be effective or enforceable until executed by the Service Provider and Stronghold.

i.Headings. The section headings in this Agreement are inserted for the convenience of reference only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the Service Provider and Stronghold have caused this Agreement to be executed on the date first written above.

                    SERVICE PROVIDER

                        By:    /s/ Matthew J. Smith
                        Name: Matthew J. Smith

STRONGHOLD DIGITAL MINING, INC.

By:    /s/ Gregory A. Beard
Name:    Gregory A. Beard
Title:    Authorized Person

Exhibit A

Services

Assistance with the Company’s finance function, and a transition from Service Provider’s prior employment with the Company, as requested.

Exhibit B

W-9